Exhibit 5.1
EDAP TMS SA 4 rue du Dauphiné 69120 Vaulx-en-Velin, France Vaulx-en-Velin, April 24, 2013

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	2004 Share Purchase Option Plan, 2007 Share Subscription Option Plan, 2010 Share Purchase Option Plan and 2013 Share Subscription Option Plan

Ladies and Gentlemen:

I am the Legal Affairs Officer of EDAP TMS SA (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the 2004 Share Purchase Option Plan, the 2007 Share Subscription Option Plan, 2010 Share Purchase Option Plan and the 2013 Share Subscription Option Plan (collectively, the “Plans”). In that regard, the Company is filing a registration statement on Form S-8 to register the following number of ordinary shares of the Company, par value €0.13 per share (the “Shares”) issuable to employees of the Company and direct and indirect subsidiaries of the Company: 124,000 shares under the 2004 Share Purchase Option Plan, 512,750 shares under the 2007 Share Subscription Option Plan, 174,100 shares under the 2010 Share Purchase Option Plan and 500,000 shares under the 2013 Share Subscription Option Plan. This opinion is limited to the laws of France and is provided to you solely for your benefit as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued or delivered and sold in accordance with the respective Plans, will be validly issued, fully-paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blandine Confort
Name: Blandine Confort
Title: Legal Affairs Officer